EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-115240 and 333-195733) of Pure Cycle Corporation of our report dated November 13, 2018 on the consolidated financial statements of Pure Cycle Corporation as of and for the year ended August 31, 2018, and effectiveness of internal control over financial reporting as of August 31, 2018, of Pure Cycle Corporation appearing in the Annual Report on Form 10-K of Pure Cycle Corporation for the year ended August 31, 2018.

/s/ Plante & Moran PLLC

Boulder, Colorado
November 13, 2018